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FIRST                            Tel:  (770) 916-0500/FAX:  (770) 916-0506
TOWN
MORTGAGE
CORPORATION



		    FIRST TOWN MORTGAGE CORPORATION
		OFFICER'S ANNUAL COMPLIANCE CERTIFICATE



The undersigned, a First Vice President of First Town Mortgage Corporation, (the "Servicer") under a Servicing Agreement (the "Agreement") entered into between the Servicer and Securitized Asset Sales, Inc., (the "Principal"), hereby certify to the Master Servicer that:

     1. a review of the activities of the Servicer during the preceding calendar year and of its performance under this Agreement has been made under the undersigned's supervision, and

     2. to the best of the undersigned's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year.


Capitalized terms used in the Agreement but not defined herein shall have the same meaning given to them in the Agreement.



Date: 6/7/96



By:  /s/Lucin Gilliland
     Lucin Gilliland, First Vice President